Exhibit 99.2

SELECTED CONSOLIDATED HISTORICAL FINANCIAL
AND OTHER INFORMATION OF IEA

The following table sets forth summary historical financial information for IEA as of and for the years ended December 31, 2017, 2016, 2015 and 2014. Such information for the years ended December 31, 2017, 2016 and 2015 have been derived from the audited consolidated financial statements of IEA, included elsewhere on this Form 8-k in Exhibit 99.4. Such information as of and for the year ended December 31, 2014 have been derived from the unaudited consolidated financial statements of IEA.

Management has prepared the unaudited consolidated financial information set forth below on the same basis as IEA’s audited consolidated financial statements and have included all adjustments, consisting of only normal recurring adjustments, that it considers necessary for a fair presentation of our financial position and operating results for such periods. IEA’s historical results are not necessarily indicative of the results to be expected in any future period. The information below is only a summary and should be read in conjunction with exhibit XX and XX entitled ‘‘IEA Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and ‘‘Information About IEA’’ and in IEA’s financial statements and the related notes, included elsewhere in Exhibit 99.4.

	Years Ended December 31,
(in thousands)	2017	2016	2015	2014
Statement of Operations Data:
Revenue	$454,949	$602,665	$204,640	$286,254
Cost of revenue	388,928	517,419	184,850	268,559
Gross profit	$66,021	$85,246	$19,790	$17,695

Selling, general and administrative expenses(1)	$33,543	$30,705	$27,169	$31,377
Income (loss) from operations(2)	$32,478	$54,541	$(8,907)	$(15,343)
Other income (expense), net	$(2,090)	$(303)	$317	$(728)

Net income (loss) from continuing operations	$16,525	$64,451	$(8,696)	$(10,205)
Net income (loss) from discontinued operations(3)	—	1,087	(19,487)	(76,636)
Net income (loss)	$16,525	$65,538	$(28,183)	$(86,841)

Cash Flow Data:
Net cash provided by (used in) operating activities(4)	$(9,109)	$53,591	$(5,617)	$(55,928)
Net cash provided by (used in) investing activities	$(3,508)	$(3,000)	$352	$(1,000)
Net cash provided by (used in) financing activities	$(4,113)	$(29,617)	$8,541	$39,405

	Years Ended December 31,
(in Thousands)	2017	2016	2015	2014
Balance Sheet Data:

Cash and cash equivalents	$4,877	$21,607	$—	$—
Accounts receivable, net	$60,981	$69,977	$37,594	$124,800
Costs and estimated earnings in excess of billings on uncompleted contracts	$18,613	$14,143	$16,016	$32,787
Property, plant and equipment, net	$30,905	$20,540	$14,152	$18,603
Total assets	$126,703	$147,716	$74,363	$194,637
Accounts payable and accrued liabilities	$70,030	$97,244	$79,043	$159,027
Billings in excess of costs and estimated earnings on uncompleted contracts	$7,398	$28,181	$15,902	$33,752
Line of credit	$33,674	$—	$27,946	$39,405
Total liabilities	$136,722	$134,841	$150,207	$242,944
Total member’s equity (deficit)	$(10,019)	$12,875	$(75,844)	$(48,307)

(1)            Selling, general and administrative expenses for the year ended December 31, 2017 includes $3,825 of costs associated with electrical and solar teams for which revenue is not anticipated prior to 2018. Includes payments made to Oaktree for guarantees provided by Oaktree on certain borrowings of IEA of $1,535, $2,340, $1,961 and $827 for each of the periods ended December 31, 2017, 2016, 2015 and 2014, respectively. Includes supplemental bonuses of $1,500 and $2,000 in the periods ended September 30, 2016 and fiscal 2016 related to IEA’s successful completion of IEA’s exit of its Canadian operations.

(2)            Includes $1,528 and $1,661 in fiscal 2015 and 2014, respectively, related to restructuring costs associated with the abandonment of the Canadian solar operations of White Construction, Inc. and its wholly-owned subsidiary, H.B. White Canada Corp. (‘‘H.B. White’’) and refocusing the business on the U.S. wind energy market. Restructuring expenses represented severance expense for employees who were terminated as a result of the abandonment of the Canadian solar operations of H.B. White.

(3)            IEA made the decision to abandon its operations in Canada in 2014 and to refocus the business on the U.S. wind energy market. In early 2015, IEA began the process of finalizing all projects in Canada and reducing or eliminating all costs and expenses. IEA completely abandoned the Canadian solar operations of H.B. White and effectively completed all significant projects in Canada, and reduced or redeployed substantially all of its Canadian resources, facilities and equipment as of July 2016.

(4)            Cash flow from operations can fluctuate from period to period based on the number of awarded projects in process. See ‘‘IEA Management’s Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources’’ in Exhibit 99.3.